Exhibit 99.1

FOR IMMEDIATE RELEASE

Bio-Rad Reports Second-Quarter Currency-Neutral

Revenue Growth of 9 Percent

HERCULES, CA – August 3, 2010 – Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the second quarter ended June 30, 2010.

Second-quarter reported revenues were $467.7 million, up 9.5% compared to $427.2 million reported for the second quarter of 2009. On a currency-neutral basis, quarterly revenues increased 9.0% compared to the same period last year. This improvement is the result of organic growth across Bio-Rad’s two main areas, Life Science and Clinical Diagnostics, as well as revenue of $14.5 million resulting from the addition of certain diagnostics businesses of Biotest AG to the Company’s portfolio in the first quarter of 2010. Excluding the revenue from the Biotest acquisition, second-quarter revenues were up 6.1% or 5.5% on a currency neutral basis, compared to the same period last year. Second-quarter gross margin increased to 57.4% primarily due to benefits of certain unique items. Excluding these items, second-quarter gross margin would have been 56.4% compared to 56.6% reported during the same quarter last year.

Net income attributable to Bio-Rad for the second quarter of 2010 was unchanged at $38.0 million compared to the second quarter in 2009. Second-quarter earnings were $1.35 per share on a fully diluted basis versus $1.37 per share reported for the same period last year.

Year-to-date revenues grew by 11.3% to $921.9 million compared to the first two quarters in 2009. Adjusting for the impact of currency, revenue growth was 8.4%. Excluding the additional revenue from the Biotest acquisition, year-to-date organic revenues grew by 8.0% to $894.7 million, or 5.2% on a currency-neutral basis.

Year-to-date net income attributable to Bio-Rad at June 30, 2010 was $72.8 million, or $2.59 per share on a fully diluted basis, compared to $68.2 million, or $2.47 per share, respectively, during the same period in 2009.

“We are pleased with our performance for the first half of the year, which reflects strength in our core product lines as well as favorable customer acceptance of products introduced this year,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “While our customers’ budgets in parts of the world continue to be constrained, the outlook for the year remains positive.”

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Bio-Rad Reports Second-Quarter Currency-Neutral Revenue Growth of 9 Percent

Life Science

The Life Science segment net sales for the second quarter were $150.7 million, up 0.6% compared to the same period last year. On a currency-neutral basis, Life Science segment sales decreased by 0.1% compared to the second quarter of 2009. Sales of certain core product lines performed well during the quarter, in particular, the recently introduced TC10™ automated cell counter, which provides a simple, rapid, and reproducible alternative to researchers who count cells. Performance of the segment benefited from the Company’s next generation PCR instruments, most notably, the CFX96™ real-time PCR detection system and associated reagents. Bio-Rad’s Mini-PROTEAN® TGX™ precast electrophoresis gel product line, which offers high resolution and fast time to results, also performed well and is rapidly gaining customer acceptance.

Clinical Diagnostics

Reported net sales for the Clinical Diagnostics segment in the second quarter rose to $314.1 million, up 14.5% compared to the same quarter last year. On a currency-neutral basis, net sales were up 14.1%. Excluding revenue from the Biotest acquisition, net sales were up 9.2%, or 8.7% on a currency-neutral basis compared to the same period last year. These gains were the result of growth across all product lines most notably quality controls, blood typing, and diabetes monitoring,  as well as additional revenue from new diagnostics businesses of Biotest AG that were added to the  Company’s portfolio in the first quarter. During the second quarter, Bio-Rad announced the launch of its IH-1000 blood typing system for markets outside the U.S. The instrument is a fully-automated, high-throughput system designed for the blood transfusion laboratory. Also during the second quarter, the Company launched the BioPlex® 2200 MMRV IgG kit for use on the Company’s BioPlex® 2200 system. The MMRV IgG kit (measles; mumps; rubella; and the varicella-zoster virus, commonly known as chicken pox) provides simultaneous results for the four tests that are typically ordered together to determine a patient’s susceptibility to MMRV.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) August 3, 2010. Interested parties may access the call by dialing 800-901-5259 (in the U.S.) or 617-786-4514 (international), access number 36675924.

A live webcast of the conference call may be accessed in the "Investor Relations" section of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), access number 81420296, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site for on-demand replay for up to a year and may be accessed in the "Investor Relations" section of www.bio-rad.com.

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Bio-Rad Reports Second-Quarter Currency-Neutral Revenue Growth of 9 Percent

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The Company employs over 6,800 people globally and had revenues of nearly $1.8 billion in 2009. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

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BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$ 467,662	$ 427,183	$ 921,896	$ 828,116
Cost of goods sold	199,354	185,221	396,461	357,253
Gross profit	268,308	241,962	525,435	470,863
Selling, general and administrative expense	156,270	143,670	309,887	283,983
Research and development expense	43,862	42,407	84,125	79,558
Income from operations	68,176	55,885	131,423	107,322
Interest expense	14,325	10,367	28,769	18,174
Foreign exchange losses, net	1,014	2,551	797	1,777
Other income, net	(2,517)	(6,307)	(3,316)	(5,148)
Income before tax	55,354	49,274	105,173	92,519
Provision for income taxes	(16,833)	(9,974)	(31,260)	(21,176)
Net income including noncontrolling interests	38,521	39,300	73,913	71,343
Less: Net income attributable to noncontrolling interests	(564)	(1,331)	(1,095)	(3,109)
Net income attributable to Bio-Rad	$ 37,957	$ 37,969	$ 72,818	$ 68,234

Basic earnings per share:
Net income per share basic attributable to Bio-Rad	$ 1.37	$ 1.39	$ 2.64	$ 2.50
Weighted average common shares - basic	27,606	27,370	27,575	27,346

Diluted earnings per share:
Net income per share diluted attributable to Bio-Rad	$ 1.35	$ 1.37	$ 2.59	$ 2.47
Weighted average common shares - diluted	28,125	27,742	28,097	27,681

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009

Current assets:
Cash and cash equivalents	$ 614,223	$ 649,938
Short-term investments	103,486	94,876
Accounts receivable, net	335,354	345,734
Inventories, net	370,272	351,206
Other current assets	132,492	120,920
Total current assets	1,555,827	1,562,674

Property, plant and equipment, net	305,936	302,417
Goodwill, net	329,386	327,626
Purchased intangibles, net	199,922	204,779
Other assets	136,053	138,357
Total assets	$ 2,527,124	$ 2,535,853

Current liabilities:
Accounts payable	$ 95,161	$ 92,988
Accrued payroll and employee benefits	111,518	126,702
Notes payable and current maturities of long term-debt	9,750	5,132
Income and other taxes payable	44,003	42,322
Other current liabilities	129,063	152,828
Total current liabilities	389,495	419,972

Long-term debt, net of current maturities	734,339	737,919
Other long-term liabilities	100,558	98,749
Total liabilities	1,224,392	1,256,640

Bio-Rad stockholders’equity	1,285,131	1,259,726
Noncontrolling interests	17,601	19,487
Total stockholders’ equity	1,302,732	1,279,213
Total liabilities and stockholders’ equity	$ 2,527,124	$ 2,535,853

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009

Cash flows from operating activities:
Cash received from customers	$ 891,658	$ 831,208
Cash paid to suppliers and employees	(779,464)	(698,527)
Interest paid	(27,861)	(15,340)
Income tax payments	(28,169)	(13,220)
Other operating activities	2,491	7,742
Net cash provided by operating activities	58,655	111,863

Cash flows from investing activities:
Payments for acquisitions and long-term investments	(67,345)	(33,805)
Other investing activities	(35,804)	(36,965)
Net cash used in investing activities	(103,149)	(70,770)

Cash flows from financing activities:
Payments on long-term debt	(2,940)	(3,585)
Other financing activities	7,131	294,690
Net cash provided by financing activities	4,191	291,105

Effect of foreign exchange rate changes on cash	4,588	(3,248)

Net increase (decrease) in cash and cash equivalents	(35,715)	328,950
Cash and cash equivalents at beginning of period	649,938	204,524
Cash and cash equivalents at end of period	$ 614,223	$ 533,474

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$ 73,913	$ 71,343
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	53,633	47,765
Changes in working capital	(53,028)	(7,490)
Other	(15,863)	245
Net cash provided by operating activities	$ 58,655	$ 111,863

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